Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143622 on Form S-8 of our reports dated March 11, 2008, relating to the consolidated financial statements and financial statement schedules of Carrols Restaurant Group, Inc. and subsidiary, the consolidated financial statements and financial statement schedule of Carrols Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Carrols Restaurant Group, Inc. and subsidiary for the year ended December 30, 2007.

/s/ Deloitte & Touche LLP

Rochester, New York

March 11, 2008